EXHIBIT 10.1 – Second Amendment to Employment Agreement
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (“Agreement”), dated effective as of June 1, 2007, is made and entered into to amend the Amended and Restated Employment Agreement, dated effective May 17, 2002 and previously amended by an Amendment to Employment Agreement dated effective October 4, 2005 (as so amended, the “Employment Agreement”), by and between Peoples Education, Inc., f/k/a The Peoples Publishing Group, Inc., a Delaware corporation (the “Company”), and Michael L. DeMarco, an individual resident of the State of New Jersey (the “Executive”).
WITNESSETH:
     WHEREAS, the Company and the Executive mutually desire to amend the Employment Agreement as set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, the Company and the Executive agree as follows:
     1. Amendment. The Employment Agreement shall be amended as provided in this Agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.
     2. Employment. Section 1 of the Employment Agreement is hereby amended to provide as follows:
     1. Employment. The Company hereby employs the Executive as Chief Financial Officer and Executive Vice President, and the Executive accepts such employment and agrees to perform services for the Company and its Affiliates in accordance with the requirements of the position, for the period and upon the other terms and conditions set forth in this Agreement. The term “Affiliate” as used in this Agreement shall mean any subsidiary or parent corporation of the Company and any other corporation under common control with the Company, including Peoples Educational Holdings, Inc., a Delaware corporation (hereinafter referred to as the “Parent”).”
     3. Termination Without Cause. Section 8.02 of the Employment Agreement is hereby amended to provide as follows:
          8.02 Termination Without Cause. If at any time during or after the term of this Agreement the Company terminates the Executive’s employment for reasons other than set forth in Sections 8.01(a)-(d) or the Executive terminates his employment for Good Reason (as defined below), the Company shall pay the Executive his salary and benefits through the date of termination, and:
          (a) the Company shall be obligated to pay to the Executive his then-current monthly base salary for an aggregate period of twelve (12) months from the date of termination. Such amount shall be payable by the Company on a monthly basis. The Executive shall not be entitled to any of the payments or benefits set forth in Sections 4.01, 4.02, 4.03 and 4.04 during the period during which the Company pays the Executive as provided in this Section 8.02(a); and
          (b) the Executive shall remain bound by the provisions of Section 7 in accordance with the terms thereof during the payment period set forth in Section 8.02(a) above, and the Company shall not be obligated to pay the Executive the amounts set forth in 7.06 in consideration therefor.
For purposes of this Agreement, “Good Reason” shall mean:
          (1) the assignment to the Executive of duties involving a material violation of applicable law, provided, however, that no termination under this clause shall be for Good Reason unless (A) the Board of Directors of the Company shall have first received written notice from the Executive advising the Board of the specific nature of the alleged violation that constitutes the basis for the termination for Good Reason by the Executive; (B) the Board shall have determined in its good faith judgment that the duties assigned to the Executive do involve a material violation of applicable law; and (C) the Board shall not have directed that the assignment of duties in question be withdrawn; or
          (2) the relocation of the Executive’s work place, after the occurrence of a Change in Control (as defined below), which relocation increases the distance between his principal residence and his work place by more than 45 miles.
For purposes of this Agreement, “Change in Control” shall mean a change in control of the Company which would be required to be reported in response to Item 6(e) on Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement, including, without limitation, if:
          (i) After the date hereof, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than Cherry Tree Investments, Inc. or any of its affiliates or any combination of partners and limited partners who owned a 50% or greater equity interest, directly or indirectly, in investment funds managed by Cherry Tree Investments, Inc. or its affiliates as of the effective date of this Agreement, or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or
          (ii) During any period of two consecutive years (not including any period ending prior to the effective date of this Agreement), the Incumbent Directors cease for any reason to constitute at least a majority of the Board of Directors of the Company. The term “Incumbent Directors” shall mean those individuals who are members of the Board of Directors of the Company on the effective date of this Agreement and any individual who subsequently becomes a member of the Board of Directors (other than a director designated by a person who has entered into agreement with the Company to effect a transaction that would constitute a Change of Control) whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the then Incumbent Directors; or
          (iii) The Company consummates a merger, consolidation, share exchange, division or other reorganization of the Company with any corporation or entity, other than an entity owned at least 80% by the Company, unless immediately after such transaction, the shareholders of the Company immediately prior to such transaction beneficially own, directly or indirectly 51% or more of the combined voting power of resulting entitys outstanding voting securities as well as 51% or more of the Total Market Value of the resulting entity, or in the case of a division, 51% or more of the combined voting power of the outstanding voting securities of each entity resulting from the division as well as 51% or more of the Total Market Value of each such entity, in each case in substantially the same proportion as such shareholders owned             shares of the Company prior to such transaction; or the shareholders of the Company approve an agreement for the sale or disposition (in one transaction or a series of transactions) of all of substantially all of the assets of the Company. “Total Market Value” shall mean the aggregate market value of the Company’s or the resulting entity’s outstanding common stock (on a fully diluted basis) plus the aggregate market value of the Company’s or the resulting entity’s other outstanding equity securities as measured by the exchange rate of the transaction or by such other method as the Board determines where there is not a readily ascertainable exchange rate.
Notwithstanding any expiration or termination of this Agreement, the Company shall remain bound by the provisions of this Section 8.02, and the Executive shall remain bound by the provisions of Section 5, Section 6, Section 7 and any provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of the Executive’s employment.”
     4. Miscellaneous.
          4.01 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to New Jersey’s conflicts of law rules.
          4.02 Prior Agreements. This Agreement and the Employment Agreement contain the entire agreement of the parties relating to the subject matter hereof and supersede all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.
          4.03 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed and delivered by the parties hereto.
          4.04 Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party.
          4.05 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waive and shall not constitute a waiver of such term of condition for the future or as to any act other than that specifically waived.
          4.06 Counterparts. This Agreement may be signed in counterparts, each of which, when executed and delivered, shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have hereunto set their hands, intending to be legally bound, as of the date first above written.

PEOPLES EDUCATION, INC.

By:	/s/ Brian T. Beckwith
Brian T. Beckwith
Its:	Chief Executive Officer and President

/s/ Michael L. DeMarco

Michael L. DeMarco
ACCEPTED AND AGREED TO
This 1st day of June 2007.

PEOPLES EDUCATIONAL HOLDINGS, INC.

By:	/s/ Brian T. Beckwith
Brian T. Beckwith
Its:	President and Chief Executive Officer

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